Exhibit (h)(1)(ii)

AMENDMENT NO. 1
TO THE SECOND AMENDED AND RESTATED
ADMINISTRATION AGREEMENT

            Amendment dated as of February 22, 2006 to the Second Amended and Restated Administration Agreement (the "Agreement") dated as of January 1, 2006 between Westcore Trust, a Massachusetts business trust (the "Trust"), Denver Investment Advisors LLC ("DIA") and ALPS Mutual Funds Services, Inc. ("ALPS").

BACKGROUND

1.                  DIA and ALPS serve as the co-administrators for the Trust's portfolios pursuant to the Agreement.

2.                  DIA desires to clarify section 3(b) of the Agreement with regard to the calculation of the reimbursement of a portion of sub-accounting and recordkeeping services through omnibus arrangements.

AGREEMENT

            NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.                  Section 3(b) of the Agreement will be deleted in its entirety and replaced with the following:

The Trust agrees on behalf of each Fund to reimburse DIA, up to the amount set forth in the next succeeding sentence, for DIA's costs ("Costs") of providing sub-accounting and recordkeeping services to persons who beneficially own shares of the Fund as a result of investing through omnibus arrangements with a Fund shareholder of record.  The amount to be reimbursed will be computed periodically based on the aggregate value of Fund shares so beneficially owned ("Beneficial Aggregate Value") and will not exceed the lesser of (i) the Costs actually borne by DIA or (ii) that amount computed on a semi-annual basis by determining at the beginning of each semi-annual calendar period the actual cost of transfer agency services for the prior semi-annual calendar period borne by the Trust without taking into account the Beneficial Aggregate Value and applying that percentage to the Beneficial Aggregate Value.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below.

WESTCORE TRUST

By:  /s/ Todger Anderson

DENVER INVESTMENT ADVISORS LLC

By: /s/ Todger Anderson

ALPS MUTUAL FUNDS SERVICES, INC.

By:  /s/ Tom Carter